Exhibit 99.1

Contacts:	UInvestors/Analysts
Tiffany Louder
Alliance Data
214-494-3048
Tiffany.Louder@AllianceData.com

UMedia
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@AllianceData.com

Alliance Data Reports Second Quarter 2015 Results

•	Revenue Increases 19 Percent to $1.5 Billion
•	Core EPS Increases 14 Percent to $3.32
•	Raising Core EPS Guidance Again

Dallas, TX, July 23, 2015 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced results for the quarter ended June 30, 2015.

SUMMARY	Quarter Ended June 30,
(in millions, except per share amounts)	2015	2014	% Change
Revenue	$1,501	$1,265	+19%
Net income	$130	$139	-7%
Net income attributable to Alliance Data stockholders per diluted share ("EPS") (a)	$2.11	$2.19	-4%
Diluted shares outstanding	62.3	62.6	0%
*******************************
Supplemental Non-GAAP Metrics (b):
Adjusted EBITDA	$432	$373	+16%
Adjusted EBITDA, net of funding costs and non- controlling interest ("adjusted EBITDA, net") (a)	$393	$332	+18%
Core earnings attributable to Alliance Data stockholders per diluted share ("core EPS") (a)	$3.32	$2.90	+14%

(a)	Profitability measures shown above are net of amounts attributable to the minority interest in Netherlands-based BrandLoyalty, referred to as 'non-controlling interest.'
(b)	See "Financial Measures" below for a discussion of non-GAAP financial measures.

Alliance Data Systems Corporation
July 23, 2015

CONSOLIDATED RESULTS
Revenue increased 19 percent to $1.5 billion while adjusted EBITDA, net increased 18 percent to $393 million for the second quarter of 2015. EPS decreased 4 percent to $2.11, burdened by an 80 percent increase in amortization of purchased intangibles associated with the Conversant acquisition, while core EPS increased 14 percent to $3.32 for the second quarter of 2015. Unfavorable foreign exchange rates reduced revenue and core EPS by approximately $49 million and $0.11, respectively, compared to the second quarter of 2014.
Ed Heffernan, president and chief executive officer of Alliance Data, commented, "2015 continues to be better than anticipated despite the substantial foreign exchange headwinds we are facing. We beat our core EPS guidance for the second quarter, thus are raising our annual guidance for the second time this year by $0.10 to $15.00."
SEGMENT REVIEW
LoyaltyOne®: Revenue decreased 15 percent to $302 million and adjusted EBITDA decreased 24 percent to $66 million for the second quarter of 2015. On a constant currency basis, revenue was flat, while adjusted EBITDA decreased 13 percent, compared to the second quarter of 2014. Revenue growth was muted by the timing of customer programs at BrandLoyalty, while adjusted EBITDA decreased due to higher marketing expenses for AIR MILES, and incremental fixed expenses for BrandLoyalty associated with its North American expansion efforts.
AIR MILES reward miles issued increased 19 percent compared to the second quarter of 2014 primarily due to strength in the grocer vertical, while AIR MILES reward miles redeemed increased 10 percent compared to the second quarter of 2014, driven by redemptions related to the instant reward option.
The infrastructure for BrandLoyalty's North American expansion efforts is largely in place. Canada is active and growing with programs aggregating approximately C$25 million in contract value scheduled for 2015. Importantly, a small pilot program has been confirmed for later this year in the United States, an important first step to gain access to a potentially large market for BrandLoyalty's offerings.
Epsilon®: Revenue increased 39 percent to $495 million, and adjusted EBITDA increased 66 percent to $113 million for the second quarter of 2015, aided by the Conversant acquisition. Excluding Conversant, revenue and adjusted EBITDA increased 4 percent and 5 percent, respectively, for the second quarter of 2015, driven by double-digit growth in database/loyalty solutions offset by slight weakness in agency offerings. Adjusted EBITDA margin increased 400 basis points to 23 percent for the second quarter of 2015, primarily due to the Conversant acquisition.

Alliance Data Systems Corporation
July 23, 2015

The transition of Conversant's business model from its historic site-based advertising approach to a richer, data-driven, person-based approach is ongoing. During the second quarter, certain commodity-like offerings were deemphasized as part of this transition, leading to a 9 percent decrease in revenue compared to the second quarter of last year on a pro-forma basis. Conversely, the pruning of these lower margin offerings coupled with cost synergies allowed adjusted EBITDA to remain flat compared to the second quarter of last year on a pro-forma basis. Cross-selling efforts to Epsilon and Card Services' clients are going well with over 10 contracts aggregating approximately $50 million in annual contract value.
Card Services (previously named Private Label Services and Credit): Revenue increased 27 percent to $710 million and adjusted EBITDA, net increased 20 percent to $251 million for the second quarter of 2015.
Operating expenses increased 21 percent to $267 million, representing 9.8 percent of average receivables compared to 10.8 percent in the second quarter of 2014. The loan loss provision increased 61 percent to $155 million, driven by accelerating growth in average card receivables and a slight increase in principal loss rates. Portfolio funding costs were $36 million for the second quarter of 2015, or 1.3 percent of average credit card receivables, 20 basis points better than the second quarter of 2014.
Credit sales increased 34 percent to $6 billion for the second quarter of 2015, supported by a 9 percent increase in core cardholder spending. Average credit card receivables increased 33 percent to $10.9 billion compared to the second quarter of 2014, while net principal loss rates for the second quarter of 2015 were 4.5 percent, up 10 basis points from last year. The increase is primarily due to the seasoning of the large 2013 vintage, which consisted mostly of start-up programs.

Alliance Data Systems Corporation
July 23, 2015

FIRST-HALF RESULTS AND GUIDANCE
Ed Heffernan, president and chief executive officer of Alliance Data, commented, "Our first-half performance, in total, was very good, but there are a few areas that need improvement.
Year-to-Date June 30, 2015 (millions)		Revenue		Adjusted EBITDA, net
LoyaltyOne:	Reported	$690		$133
	Constant Currency	$805	+17%	$152	+7%

Epsilon:	Organic	$739	+5%	$128	+5%
	Total	$1,000	+42%	$216	+76%

Card Services:	Total	$1,425	+27%	$533	+17%

"LoyaltyOne's results were strong with revenue and adjusted EBITDA, net increasing 17 percent and 7 percent, respectively, on a constant currency basis. For the AIR MILES® Reward Miles program, revenue and adjusted EBITDA increased low-single digits on a constant currency basis. Importantly, AIR MILES issued increased a stronger than expected 13 percent compared to last year, exceeding our key goal of mid-single digit issuance growth for 2015. As expected, BrandLoyalty's results were choppy on a quarterly basis, but are tracking nicely towards double-digit growth in both revenue and adjusted EBITDA, net for the year on a constant currency basis. Its North American launch is well under way with three major programs up and running in Canada.
"Epsilon's results were mixed with organic revenue and adjusted EBITDA growth of 5 percent. Revenue growth is a couple of points softer than we expected, but the flow-through to adjusted EBITDA was solid, particularly compared to last year where adjusted EBITDA growth trailed revenue growth. Conversant's first-half results were below our expectations with negative growth rates for both revenue and adjusted EBITDA. The bulk of the revenue decline was self-inflicted, as we quickly moved to prune low-margin, non-core offerings aligning Conversant more closely to our business model. Encouragingly, adjusted EBITDA came in flat for the second quarter, thereby boosting margins 300 basis points and reversing five straight quarters of negative growth. Looking forward in 2015, we should see growth rates turn positive as the pruning process is largely behind us, coupled with a building revenue backlog as we have already signed over ten cross-sell clients, which will generate $50 million in annual run-rate revenues.
"Card Services was again the star with revenue and adjusted EBITDA, net increasing 27 percent and 17 percent, respectively. Tender share gains continue to be a key part of our story, driving double-digit receivables growth for our core clients. When combined with record new client signings over the past three-years, Card Services is posting record credit card receivables growth this year. Importantly, the pipeline for new business remains robust, and we are well on track to sign another $2 billion vintage of card receivables for 2015. Profitability wise, we achieved excellent leveraging during the first-half as our operating expenses dropped from 10.8 percent of average card receivables last year to 9.8 percent of average card receivables this year. This improvement mitigated the gross yield compression from our growing mix of co-brand programs, but adjusted EBITDA, net margins were still down slightly due to the provision build associated with such significant growth."
Heffernan concluded, "Our business model continues to behave as it has over the past many years with most of our businesses showing solid growth, while a few remain "under construction." When rolled together, we have consistently generated solid current year growth while also ensuring we are investing for the future. This year is no exception as we expect double-digit organic revenue growth, total revenue growth of 23 percent and core EPS growth of approximately 20 percent."

Alliance Data Systems Corporation
July 23, 2015

Guidance
The Company is raising its core EPS guidance for 2015 to $15.00 from $14.90, a 19 percent increase compared to 2014. The Company is maintaining its revenue guidance of $6.5 billion for 2015.
For the third quarter of 2015, the Company expects revenue of approximately $1.52 billion and core EPS of approximately $3.90, increases of 15 percent and 12 percent, respectively, despite expected foreign exchange headwinds of $56 million to revenue and $11 million to adjusted EBITDA.
Financial Measures
In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs and non-controlling interest, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company's reported GAAP results, provide useful information to investors regarding the Company's performance and overall results of operations. These metrics are an integral part of the Company's internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company's website. The financial measures presented are consistent with the Company's historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.
Conference Call
Alliance Data will host a conference call on Thursday, July 23, 2015 at 8:30 a.m. (Eastern Time) to discuss the Company's second quarter 2015 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company's website.
If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter "75492204". The replay will be available at approximately 11:45 A.M. (Eastern Time) on Thursday, July 23rd.

Alliance Data Systems Corporation
July 23, 2015

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 15,000 associates at approximately 100 locations worldwide.
Alliance Data's Card Services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, the leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and holds a majority interest in Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.
Follow Alliance Data on Twitter, Facebook, Linked In and You Tube.
Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "continue, " "could," "estimate," "expect," "intend," "may," "predict," "project," "would," and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

Alliance Data Systems Corporation
July 23, 2015

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$1,500.6	$1,265.2	$3,101.8	$2,498.1
Operating expenses:
Cost of operations	937.5	811.7	1,957.5	1,618.2
Provision for loan loss	155.3	96.7	290.3	167.2
Depreciation and amortization	122.1	74.3	243.7	148.4
Total operating expenses	1,214.9	982.7	2,491.5	1,933.8
Operating income	285.7	282.5	610.3	564.3
Interest expense, net
Securitization funding costs	24.6	22.3	48.4	45.2
Interest expense on deposits	11.6	8.2	23.4	16.5
Interest expense on long-term and other debt, net	44.5	32.4	87.0	69.0
Total interest expense, net	80.7	62.9	158.8	130.7
Income before income tax	$205.0	$219.6	$451.5	$433.6
Income tax expense	75.0	80.4	156.6	158.7
Net income	$130.0	$139.2	$294.9	$274.9
Less: net income (loss) attributable to non-controlling interest	(1.3)	1.8	1.0	0.1
Net income attributable to common stockholders	$131.3	$137.4	$293.9	$274.8

Per share data:

Numerator
Net income attributable to common stockholders	$131.3	$137.4	$293.9	$274.8
Less: accretion of redeemable non-controlling interest	—	—	15.2	—
Net income attributable to common stockholders after accretion of redeemable non-controlling interest	$131.3	$137.4	$278.7	$274.8

Denominator
Weighted average shares outstanding - basic	61.9	54.2	62.5	53.6
Weighted average shares outstanding – diluted	62.3	62.6	63.0	64.4

Basic – Net income attributable to common stockholders	$2.12	$2.54	$4.46	$5.13
Diluted – Net income attributable to common stockholders	$2.11	$2.19	$4.43	$4.27

Alliance Data Systems Corporation
July 23, 2015

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$822.3	$1,077.2
Credit card and loan receivables:
Credit card and loan receivables	11,286.6	11,243.9
Allowance for loan loss	(623.3)	(570.2)
Credit card and loan receivables, net	10,663.3	10,673.7
Redemption settlement assets, restricted	492.0	520.3
Intangible assets, net	1,339.0	1,516.0
Goodwill	3,811.7	3,865.5
Other assets	2,419.1	2,611.3
Total assets	$19,547.4	$20,264.0

Liabilities and Equity
Deferred revenue	$915.6	$1,013.2
Deposits	4,578.3	4,773.5
Non-recourse borrowings of consolidated securitization entities	5,223.2	5,191.9
Long-term and other debt	4,849.9	4,209.2
Other liabilities	1,787.5	2,444.2
Total liabilities	17,354.5	17,632.0
Redeemable non-controlling interest	233.7	235.6
Stockholders' equity	1,959.2	2,396.4
Total liabilities and equity	$19,547.4	$20,264.0

Alliance Data Systems Corporation
July 23, 2015

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2015	2014

Cash Flows from Operating Activities:
Net income	$294.9	$274.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	243.7	148.4
Deferred income taxes	(42.9)	13.2
Provision for loan loss	290.3	167.2
Non-cash stock compensation	51.5	31.5
Amortization of discount on debt	0.4	12.3
Change in operating assets and liabilities	(233.4)	(49.5)
Originations of loan receivables held for sale	(2,888.6)	(2,343.4)
Sales of loan receivables held for sale	2,856.9	2,342.1
Other	(9.0)	(8.9)
Net cash provided by operating activities	563.8	587.8

Cash Flows from Investing Activities:
Change in redemption settlement assets	(8.6)	(57.5)
Change in credit card and loan receivables	(272.1)	(151.1)
Proceeds from the sale of credit card portfolio	26.9	—
Capital expenditures	(88.1)	(77.3)
Payment for acquired business, net of cash acquired	—	(259.5)
Other	2.6	(106.7)
Net cash used in investing activities	(339.3)	(652.1)

Cash Flows from Financing Activities:
Borrowings under debt agreements	1,751.1	1,121.8
Repayments of borrowings	(1,102.3)	(788.8)
Proceeds from convertible note hedge counterparties	—	1,519.8
Settlement of convertible note borrowings	—	(1,864.8)
Issuances of deposits	1,010.2	1,194.4
Repayments of deposits	(1,205.4)	(1,000.8)
Non-recourse borrowings of consolidated securitization entities	1,620.0	760.0
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(1,588.8)	(1,040.0)
Payment of acquisition-related contingent consideration	(205.9)	—
Acquisition of non-controlling interest	(87.4)	—
Purchase of treasury shares	(676.7)	(201.8)
Other	22.1	27.2
Net cash used in financing activities	(463.1)	(273.0)

Effect of exchange rate changes on cash and cash equivalents	(16.3)	(1.3)
Change in cash and cash equivalents	(254.9)	(338.6)
Cash and cash equivalents at beginning of period	1,077.2	969.8
Cash and cash equivalents at end of period	$822.3	$631.2

Alliance Data Systems Corporation
July 23, 2015

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	Change	2015	2014	Change
Segment Revenue:
LoyaltyOne	$301.7	$355.6	(15%)	$689.6	$684.6	1%
Epsilon	495.2	357.1	39	1,000.1	704.6	42
Card Services	710.4	557.3	27	1,425.1	1,119.1	27
Corporate/Other	—	0.2	nm*	0.1	0.2	nm*
Intersegment Eliminations	(6.7)	(5.0)	nm*	(13.1)	(10.4)	nm*
Total	$1,500.6	$1,265.2	19%	$3,101.8	$2,498.1	24%
Segment Adjusted EBITDA, net:
LoyaltyOne	$63.1	$77.4	(18%)	$132.7	$142.5	(7%)
Epsilon	112.6	67.7	66	216.2	122.9	76
Card Services	251.4	210.4	20	533.2	453.9	17
Corporate/Other	(34.6)	(23.5)	47	(59.3)	(52.8)	12
Total	$392.5	$332.0	18%	$822.8	$666.5	23%

Key Performance Indicators:
Credit card statements generated	59.2	51.2	16%	117.9	102.1	15%
Credit sales	$6,008.6	$4,497.6	34%	$10,968.5	$8,111.8	35%
Average receivables	$10,866.2	$8,170.6	33%	$10,771.8	$8,096.6	33%
AIR MILES reward miles issued	1,482.2	1,246.6	19%	2,711.1	2,393.6	13%
AIR MILES reward miles redeemed	1,142.1	1,038.8	10%	2,354.8	2,095.1	12%

* nm-not meaningful

Alliance Data Systems Corporation
July 23, 2015

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Adjusted EBITDA and Adjusted EBITDA, net:
Net income	$130.0	$139.2	$294.9	$274.9
Income tax expense	75.0	80.4	156.6	158.7
Total interest expense, net	80.7	62.9	158.8	130.7
Depreciation and amortization	34.9	26.0	68.5	51.5
Amortization of purchased intangibles	87.2	48.3	175.2	96.9
Stock compensation expense	24.1	15.9	51.5	31.5
Adjusted EBITDA	$431.9	$372.7	$905.5	$744.2
Less: funding costs (1)	36.2	30.5	71.8	61.7
Less: adjusted EBITDA attributable to non-controlling interest	3.2	10.2	10.9	16.0
Adjusted EBITDA, net of funding costs and non-controlling interest	$392.5	$332.0	$822.8	$666.5

Core Earnings:
Net income	$130.0	$139.2	$294.9	$274.9
Add back: acquisition related and non-cash non-operating items:
Stock compensation expense	24.1	15.9	51.5	31.5
Amortization of purchased intangibles	87.2	48.3	175.2	96.9
Non-cash interest expense (2)	6.0	8.1	11.9	20.3
Non-cash mark-to-market gain on interest rate derivatives	(0.1)	—	(0.1)	(0.1)
Income tax effect (3)	(38.5)	(22.9)	(86.7)	(46.9)
Core earnings	208.7	188.6	446.7	376.6
Less: core earnings attributable to non-controlling interest	1.8	7.1	7.5	10.7
Core earnings attributable to common stockholders	$206.9	$181.5	$439.2	$365.9

Weighted average shares outstanding – diluted	62.3	62.6	63.0	64.4
Core earnings attributable to common stockholders per share - diluted	$3.32	$2.90	$6.98	$5.68

(1) Represents interest expense on deposits and securitization funding costs.
(2) Represents amortization of debt issuance costs and amortization of imputed interest expense associated with the convertible debt.
(3) Represents the tax effect for the related non-GAAP measure adjustments using the expected effective tax rate for each respective period.

Alliance Data Systems Corporation
July 23, 2015

	Three Months Ended June 30, 2015
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$42.9	$19.8	$266.2	$(43.2)	$285.7
Depreciation and amortization	20.5	81.7	17.6	2.3	122.1
Stock compensation expense	2.9	11.1	3.8	6.3	24.1
Adjusted EBITDA	66.3	112.6	287.6	(34.6)	431.9
Less: funding costs	—	—	36.2	—	36.2
Less: adjusted EBITDA attributable to non‑controlling interest	3.2	—	—	—	3.2
Adjusted EBITDA, net	$63.1	$112.6	$251.4	$(34.6)	$392.5

	Three Months Ended June 30, 2014
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$62.2	$25.6	$224.6	$(29.9)	$282.5
Depreciation and amortization	22.7	36.8	13.0	1.8	74.3
Stock compensation expense	2.7	5.3	3.3	4.6	15.9
Adjusted EBITDA	87.6	67.7	240.9	(23.5)	372.7
Less: funding costs	—	—	30.5	—	30.5
Less: adjusted EBITDA attributable to non‑controlling interest	10.2	—	—	—	10.2
Adjusted EBITDA, net	$77.4	$67.7	$210.4	$(23.5)	$332.0

	Six Months Ended June 30, 2015
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$97.4	$26.8	$561.4	$(75.3)	$610.3
Depreciation and amortization	40.5	162.8	36.0	4.4	243.7
Stock compensation expense	5.7	26.6	7.6	11.6	51.5
Adjusted EBITDA	143.6	216.2	605.0	(59.3)	905.5
Less: funding costs	—	—	71.8	—	71.8
Less: adjusted EBITDA attributable to non‑controlling interest	10.9	—	—	—	10.9
Adjusted EBITDA, net	$132.7	$216.2	$533.2	$(59.3)	$822.8

	Six Months Ended June 30, 2014
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$108.0	$38.7	$483.4	$(65.8)	$564.3
Depreciation and amortization	45.0	73.9	25.7	3.8	148.4
Stock compensation expense	5.5	10.3	6.5	9.2	31.5
Adjusted EBITDA	158.5	122.9	515.6	(52.8)	744.2
Less: funding costs	—	—	61.7	—	61.7
Less: adjusted EBITDA attributable to non‑controlling interest	16.0	—	—	—	16.0
Adjusted EBITDA, net	$142.5	$122.9	$453.9	$(52.8)	$666.5